EXHIBIT 10.42


                            FIFTH AMENDMENT TO THE
                       AMGEN RETIREMENT AND SAVINGS PLAN
                AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996


     Section 2.17 entitled "Compensation Limitation" is amended to read as follows:

          "Compensation Limitation" means the limitation in effect under section 401(a)(17) of the Code for the Plan Year.

     Section 2.26 entitled "Family Member" is deleted.

     Article 3 entitled "Eligibility and Participation" shall be amended by adding new Section 3.6 to the end thereof, as follows:

     3.6 Military Service. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

     Section 8.5 entitled "Latest Time of Distribution" is amended to read as follows:

     8.5 Latest Time of Distribution. In no event shall a Participant's Plan Benefit be distributed later than the April 1 next following the calendar year in which the Participant attained age 70 1/2 if the Participant is not then an Employee.

     Section 8.10 entitled "Small Benefits: Lump Sum" is amended to read as follows:

     8.10 Small Benefits: Lump Sum. Any other provision of this Article notwithstanding, if the value of a Participant's entire Plan Benefit equals $3,500 (after December 31, 1997, $5,000) or less (including a Plan Benefit of $0) before the first payment of the Plan Benefit is made, then the Plan Benefit shall be paid (or deemed paid if the Plan Benefit is $0) as soon as reasonably practicable after the Participant's termination of employment to the Participant (or to his or her beneficiary in the case of the Participant's death) in a single lump sum in cash.

     Section 11.4 entitled "Consequences of a Hardship Withdrawal" subsection (b) is amended to read as follows:

          (b) For the calendar year following the Hardship Withdrawal, the maximum amount of Participant Elected Contributions and all other before-tax employee contributions to qualified retirement plans sponsored by members of the Affiliated Group shall be limited to the applicable limit under section 402(g) of the Code for that calendar year ($9,500 for 1997 and $10,000 for 1998), minus the amount of the Participant's Participant Elected Contributions and all other before tax employee contributions to qualified
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               retirement plans sponsored by members of the Affiliated
               Group for the calendar year of the Hardship Withdrawal.


     Section 12.1 entitled "Determining the Highly Compensated Group" is amended to read as follows:

     12.1. Determining the Highly Compensated Group. An individual is deemed to be a Highly Compensated Employee for any Plan Year if the individual is an active Employee who, during the look-back year, received Total Compensation of more than $80,000 (or such larger amount as may be adopted by the Commissioner of Internal Revenue to reflect a cost-of-living adjustment) and was a member of the Top-Paid Group; or was a five-percent owner at any time during the Plan Year or the look-back year. The look-back year shall be the 12-month period immediately preceding the Plan
          Year.   The determination of who is a Highly Compensated
          Employee, including the determinations of the number and identity of Employees in the Top Paid Group and the Total Compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

     Section 12.2 entitled "Special Elections for determining the Highly Compensated Employees Group" and Section 12.3 entitled "Determining the Highly Compensated Employee Group Using the Simplified Method" are deleted.

     Section 12.6 entitled "Special Definitions Used in Article 12" subsection (a) "Family Member" is deleted.

     Section 13.2 entitled "Average Deferral Percentage Limitation" is amended to read as follows:

     13.2 Actual Deferral Percentage Limitation. The Plan shall satisfy the actual deferral percentage test, as provided in section 401(k)(3) of the Code and the regulations issued thereunder. Subject to the special rules described in Section 13.7, the Aggregate 401(k) Contributions of Highly Compensated Employees shall not exceed the limits described below:

          (a) An Actual Deferral Percentage shall be determined for each individual who, at any time during the Plan Year, is a Participant (including a suspended Participant) or is eligible to participate in the Plan, which Actual Deferral Percentage shall be the ratio, computed to the nearest one-hundredth of one percent, of the individual's Aggregate 401(k) Contributions for the Plan Year to the individual's
               Section 414(s) Compensation for the Plan Year;

          (b) The Actual Deferral Percentages (including zero percentages) of Highly Compensated Employees and Nonhighly Compensated Employees shall be separately averaged to determine each group's Actual Deferral Percentage; and

          (c) The Aggregate 401(k) Contributions of Highly Compensated Employees shall constitute Excess Contributions and shall
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               be reduced, pursuant to Sections 13.3 and 13.4, to the
               extent that the Actual Deferral Percentage of Highly Compensated Employees exceeds the greater of (1) 125 percent of the Actual Deferral Percentage of Nonhighly Compensated Employees for the preceding Plan Year or (2) the lesser of (A) 200 percent of the Actual Deferral Percentage of Nonhighly Compensated Employees for the preceding Plan Year or (B) the Actual Deferral Percentage of Nonhighly Compensated Employees for the preceding Plan Year plus two percentage points.

     Section 13.3 entitled "Allocation of Excess Contributions to Highly Compensated Employees" is amended to read as follows:

     13.3 Allocation of Excess Contributions to Highly Compensated Employees. Any Excess Contributions for a Plan Year shall be allocated to Highly Compensated Employees by use of a leveling process, whereby the amount of deferrals of the Highly Compensated Employee with the highest amount of deferrals is reduced to the extent required to (a) eliminate all Excess Contributions or (b) cause such Highly Compensated Employee's amount of deferrals to equal the amount of deferrals of the Highly Compensated Employee with the next highest amount of deferrals. The leveling process shall be repeated until all Excess Contributions for the Plan Year are allocated to Highly Compensated Employees.

     Section 13.7 entitled "Special Rules" subsections (f) and (g) are deleted.

     Section 13.9 entitled "Special Definitions Used in Article 13" subsection (b) is amended to read as follows:

          "Annual Deferral Limit" means the dollar limit in effect for any calendar year under section 402(g) of the Code. For 1987, the first year in which this limitation was applicable, the Annual Deferral Limit was $7,000. The Annual Deferral Limit is subject to annual or periodic cost-of-living adjustments by the Commissioner of Internal Revenue and is $9,500 for 1997 and $10,000 for 1998.

     Section 14.6 entitled "Special Rules" subsections (d) and (e) are deleted.









     To record this Fifth Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 8th day of December, 1997.
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                                        AMGEN INC.



                                        By:  /s/ George A. Vandeman
                                             GEORGE A. VANDEMAN

                                        Title: Senior Vice President,
                                          General Counsel and Secretary
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